     FOSTER WHEELER ANNOUNCES NEW DELEVERAGING INITIATIVE –
OFFERS ADDITIONAL SHARES UPON EARLY EXERCISE OF CLASS A AND CLASS B
COMMON STOCK PURCHASE WARRANTS

      HAMILTON, BERMUDA, December 28, 2005--Foster Wheeler Ltd. (Nasdaq: FWLT) announced today that it has launched offers to increase, for a limited time, the number of common shares to be delivered upon the exercise of its Class A and Class B Common Stock Purchase Warrants.

     Pursuant to the offers, if the warrants are exercised on or before 5:00 p.m., New York City time, on January 27, 2006, and not withdrawn, the Company will issue:

  0.0865 common shares per each Class A warrant exercised, in addition to the 1.6841 common shares issuable pursuant to the terms of the Class A warrants, and
  0.0018 common shares per each Class B warrant exercised, in addition to the 0.0723 common shares issuable pursuant to the terms of the Class B warrants.

      “The proceeds from the offers will be utilized to continue our aggressive program of debt reduction,” said Raymond J. Milchovich, chairman, president and chief executive officer. “This debt reduction will be accretive to our projected 2006 earnings. However, we have not yet committed to any specific debt reduction transaction.”

     The exercise price of $9.378 per common share issuable per warrant will not be increased in the offers. Consequently, as adjusted for the offers, the exercise price will effectively be reduced from $9.378 per common share issuable to $8.92 per common share issuable in the case of the Class A warrants, and $9.15 per common share issuable in the case of the Class B warrants. Full exercise of the warrants pursuant to the offers would result in cash proceeds to the Company of approximately $88.8 million and the issuance of 9,893,037 common shares in the aggregate (419,231 additional shares and 9,473,806 common shares issuable pursuant to the terms of the warrants).

     In connection with the offers, Foster Wheeler has entered into a lock-up agreement with certain holders of the warrants holding 61.5 percent of the Class A warrants. Holders exercising warrants during the offer period will receive the same number of shares as locked-up holders. Exercise of warrants during the offer period may be withdrawn at any time prior to the expiration date of the offers.

     As of December 22, 2005, 4,114,517 of the Company's Class A warrants and 35,180,454 of its Class B warrants were outstanding and 57,398,815 of the Company’s common shares were issued and outstanding. The Foster Wheeler common shares and Class A and Class B Stock Purchase Warrants trade on the NASDAQ National Market under the symbols FWLT, FWLTW and FWLTZ, respectively.

     The terms and conditions of the offers are as set forth in the offers documentation distributed to holders of Class A and Class B warrants. A copy of the offers documents relating to the offers may be obtained from Morrow & Co., Inc., the Information Agent for these offers. Morrow's telephone number for bankers and brokers is 800-662-5200 and for all other security holders is 800-607-0088. Contact the Information Agent with any questions on the offers.

     The foregoing reference to the offers and any other related transactions shall not constitute an offer to buy or exchange securities or constitute the solicitation of an offer to sell or exchange any securities in Foster Wheeler Ltd. or any of its subsidiaries.

     Investors and security holders are urged to read the following documents filed with the SEC, as amended from time to time, relating to the offers because they contain important information: (1) the registration statement on Form S-3 (File 333-130720); and (2) the Schedule TO. These and any other documents relating to the offers, when they are filed with the SEC, may be obtained free at the SEC’s website at www.sec.gov, or from the information agent as noted above.

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Notes to Editor:

1.	Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, upstream oil and gas, LNG and gas- to-liquids, petrochemicals, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, visit our Web site at http://www.fwc.com.

2.	Safe Harbor Statement

This news release contains forward-looking statements that are based on management's assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described under the heading "Business--Risk Factors of the Business" in the Company's most recent annual report on Form 10-K/A and the following, could cause the Company's business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, compliance with debt covenants, recoverability of claims against customers and others, changes in estimates used in critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

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Contacts:
Media Contact:	Maureen Bingert	908-730-4444
Investor Contact:	John Doyle	908-730-4270
Other Inquiries:		908-730-4000